Exhibit 99.1

For further information:

David A. Crittenden

Chief Financial Officer

DCrittenden@goutsi.com

(586) 467-1427

Universal Truckload Services, Inc. Announces Offering of Common Stock

Warren, MI – April 28, 2014—Universal Truckload Services, Inc. (the “Company”) (NASDAQ: UACL) announced today it has commenced an offering of 1,900,000 shares of common stock, of which 1,880,000 are being offered by selling stockholders and 20,000 are being offered by the Company. The selling stockholders have also granted the underwriter an option to purchase up to 190,000 additional shares of common stock. The Company will not receive any of the proceeds from the offering of shares by the selling stockholders and will use the net proceeds from its offering of common stock to pay associated offering expenses. Morgan Stanley & Co. LLC will act as sole underwriter for the offering.

The offering will be made pursuant to the Company’s currently effective shelf registration statement filed with the U.S. Securities and Exchange Commission (“SEC”). The offering of these securities may only be made by means of a prospectus supplement and accompanying prospectus, forming a part of the effective registration statement. Before investing, you should read the prospectus supplement and the accompanying prospectus for information about the Company, the selling stockholders and this offering. A prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Alternatively, copies of the prospectus and prospectus supplement, when available, may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Universal Truckload Services, Inc.:

Universal Truckload Services, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, Mexico and Canada. We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes. We offer our customers a broad array of services across their entire supply chain, including transportation, value-added, and intermodal services.

Cautionary Statement Regarding Forward-Looking Statements:

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.